Exhibit T3A-10

State of Delaware
Secretary of State
Division of Corporations
Delivered 06:48 PM 06/26/2006
FILED 06:48 PM 06/26/2006
SRV 060613566 – 3277833 FILE

CERTIFICATE OF MERGER

OF

QUAICH ACQUISITION, INC.

a Delaware corporation

WITH AND INTO

QUILL MEDICAL, INC.

a Delaware corporation

Pursuant to Title 8, Section 251(c) of the Delaware General Corporation Law, Quill Medical, Inc., a Delaware corporation, hereby certifies that:

FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

Quaich Acquisition, Inc., a Delaware corporation (the “Company”).

Quill Medical, Inc., a Delaware corporation (the “Surviving Corporation”).

SECOND: An Agreement and Plan of Merger (the “Merger Agreement”) has been approved, adopted, certified, executed and acknowledged by the Company and the Surviving Corporation, in accordance with the provisions of Section 251 and Section 228 of the Delaware General Corporation Law. This Certificate of Merger shall become effective immediately upon its filing.

THIRD: Upon consummation of the merger of the Company with and into the Surviving Corporation, the name of the Surviving Corporation shall be Quill Medical, Inc., a Delaware corporation.

FOURTH: The Certificate of Incorporation and Bylaws of the Surviving Corporation, upon consummation of the merger of the Company with and into the Surviving Corporation, shall be the Company’s Certificate of Incorporation and Bylaws as in effect immediately prior to the consummation of the merger.

FIFTH: The executed Merger Agreement is on file at the office of the Surviving Corporation at Quill Medical, Inc., c/o Angiotech Pharmaceuticals (US), Inc., Suite 201, 101 West North Bend Way, North Bend, WA USA 98045.

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation on request and without cost, to any stockholder of either the Company or the Surviving Corporation.

SEVENTH: The Certificate of Incorporation of the Surviving Corporation (as provided in the Fourth paragraph above) is to be amended and restated in its entirety as follows:

ARTICLE I

The name of the Corporation is Quill Medical, Inc. (the “Corporation”).

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle and the name of its initial registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

ARTICLE IV

This Corporation is authorized to issue one class of shares. The total number of shares of capital stock that this Corporation shall have authority to issue is One Hundred (100) shares, par value $0.001 per share, of common stock.

ARTICLE V

Election of directors need not be by written ballot except and to the extent provided in the Bylaws of the Corporation.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is expressly authorized and empowered to make, alter and repeal the Bylaws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any Bylaw whether adopted by them or otherwise.

ARTICLE VII

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatever nature conferred upon stockholders, directors or any other persons whosoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended arc granted subject to the right in this Article.

ARTICLE VIII

(A) No person shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, (iv) for any transaction from which the director derived an improper personal benefit or (v) for acts or omissions occurring prior to the date of the effectiveness of this provision, If the General Corporation Law of the State of Delaware is amended to authorize corporate action for further eliminating or limiting personal liability of directors, then the liability of a. director of the Corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended.

(B) To the fullest extent permitted by applicable law, the Corporation is also authorized to provide indemnification of (and advancement of expenses to) the Corporation’s officers and directors (and any other persons to which Delaware or other applicable state law permits the Corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law of Delaware or other applicable state law, subject only to limits created by applicable Delaware or other state law (statutory or non-statutory), with respect to actions for breach of duty to a corporation, its stockholders, and others.

(C) Any repeal or modification of this Article VIII shall only be prospective and shall not affect the rights under this Article VIII in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE IX

The number of directors constituting the Board of Directors shall be specified in the Corporation’s Bylaws.

IN WITNESS WHEREOF, the Surviving Corporation has caused this certificate to be signed by its authorized officer, on the 26th day of June, 2006.

QUILL MEDICAL, INC. a Delaware corporation

By:	/s/ Matthew A. Megaro
Matthew A. Megaro
President